Exhibit 10.43

EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (this “Agreement”) is entered into between Henry Pan, an individual (“Executive”), and Prometheus Laboratories Inc. (the “Company”), effective as of January 4, 2010 (the “Effective Date”).

WHEREAS, the Company desires to retain Executive to provide services to the Company and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to provide services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) Board. “Board” means the board of directors of the Company.

(b) Stock Awards. “Stock Awards” means all stock options, stock appreciation rights, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2. Termination of Employment/Consulting Services.

(a) Termination of Employment. Executive’s employment with the Company shall terminate as of the Effective Date, including his position as Executive Vice President and Chief Medical Officer (and any other titles or officer positions he may hold) of the Company (and any of its affiliates and subsidiaries).

(b) Consulting Period. Following the Effective Date, Executive shall continue to provide services to the Company through September 30, 2010 (the “Consulting Period”). There shall be no break in service as a result of Executive’s conversion from an employee to an independent contractor for purposes of Executive’s Stock Awards. Executive’s consulting services pursuant to this Agreement shall terminate automatically on September 30, 2010, unless extended in writing by Company and Executive.

(c) Status as Consultant. During the Consulting Period, Executive acknowledges that Executive shall be an independent contractor of the Company and not an employee. Subject to the Company’s payment obligations under Section 5(c) below, the Company shall be entitled to terminate the Consulting Period on ninety (90) days’ prior written notice to Executive and Executive shall be entitled to terminate the Consulting Period on ninety (90) days’ prior written notice to the Company, which Company or Executive notice may not be given prior to June 30, 2010.

3. Duties and Services.

(a) During the Consulting Period, Executive shall devote such percentage of his business time and effort to the performance of his services hereunder as may be mutually agreed upon by the Chief Executive Officer of the Company and Executive. Executive shall, upon the request or direction of the Board or the Chief Executive Officer of the Company, provide such additional information, advice and assistance concerning matters that are within the scope of Executive’s knowledge and expertise. During the Consulting Period, Executive shall also assist the Company’s Chief Executive Officer with transition matters. During the Consulting Period, Executive shall continue to be provided with office space, voicemail access, email access and such other support as the Company may determine in good faith is necessary for Executive’s satisfactory performance of his services hereunder.

(b) If requested by the Board or the Chief Executive Officer of the Company, Executive shall provide the services in person at the principal executive offices of Company or at another location to be mutually agreed by Executive and the Chief Executive Officer of the Company. The Company shall reasonably accommodate Executive’s schedule when requesting Executive’s assistance pursuant to this Section 3(b). During the Consulting Period, Executive shall have no power or authority to enter into contracts on behalf of Company or to bind Company in any way, and Executive shall not create obligations on the part of Company or represent to any party that he has such power or authority.

4. Compensation During Consulting Period.

(a) Consulting Period. During the Consulting Period, Executive shall be entitled to receive the following compensation and benefits from the Company:

(i) The Company shall pay Executive a retainer of $22,200 per month, payable on the first day of each calendar month during the Consulting Period.

(ii) Executive acknowledges that, following the Effective Date, Executive shall not be eligible to participate in any plan or program which, as a condition of eligibility for such plan or program, requires Executive to be an employee of the Company.

(b) Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his services hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures. This will include expenses incurred for monthly telephone and PDA charges, to a limit of $120.00 per month. Additional reimbursement for telephone and PDA charges exceeding this limit may be made at the discretion of the Company.

(c) Stock Awards. During the Consulting Period, and in addition to any accelerated vesting pursuant to Section 5(c) below, all of Executive’s unexercised Stock Awards shall continue to vest and be exercisable, if applicable, pursuant to the terms of the Company equity plan(s) and stock award agreements pursuant to which they were granted. Following the termination of the Consulting Period, the vested Stock Awards shall be exercisable by Executive in accordance with the terms of the Company equity plan(s) and stock award agreements pursuant to which they were granted.

5. Termination and Severance.

(a) Exclusive Termination Benefits. On the Effective Date, Executive shall be entitled to receive the benefits set forth in this Section 5. If Executive’s employment or service under this Agreement terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

(b) Payments Upon Termination of Employment. On the Effective Date, Executive (or in the event of Executive’s death, Executive’s estate or designated beneficiary) shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i) The Company shall pay to Executive his fully earned but unpaid base salary, when due, through the Effective Date at the rate then in effect, plus all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company as of the Effective Date in accordance with the terms of such plans or practices. Subject to Sections 5(b)(ii) through (iv) and Section 5(c) below, Executive acknowledges and agrees that with his final check, the payment of any outstanding expense reimbursements, and the payment of any amounts payable under any of the employee benefit plans of the Company in accordance with the terms of such plans, Executive will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, or other compensation he earned or was due during his employment by the Company.

(ii) Subject to Section 5(e) and Executive’s continued compliance with Section 6, Executive shall be entitled to receive severance pay in an amount equal to Executive’s annual base salary as in effect immediately prior to the date of termination of the Employment Period, payable as follows: (A) Executive shall be paid $15,369.23 bi-weekly through the Company’s regularly scheduled payroll commencing on January 4, 2010 and continuing through March 31, 2010, and (B) an amount equal to $99,900.00 less the total of all payments to Executive pursuant to the preceding clause (A) shall be paid to Executive on March 31, 2010.

(iii) Subject to Section 5(e) and Executive’s continued compliance with Section 6, for the period beginning on the Effective Date and ending on July 31, 2010, the Company shall make co-payments for the costs associated with continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination such that Executive’s premiums are the same as for active employees (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage).

(iv) Subject to Section 5(e) and Executive’s continued compliance with Section 6, Executive shall receive remuneration in consideration of a management bonus for the 2009 calendar year, in the amount of $159,840.00. This will be paid on or before January 31, 2010 and will be subject to applicable taxes and withholdings.

(c) Termination of Consulting Period. If Executive’s service to the Company during the Consulting Period is terminated for any reason, including as a result of the expiration of the Consulting Period and the non-renewal of this Agreement or Executive’s death, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive (or, in the event of Executive’s death, his estate or designated beneficiary) shall be entitled to receive (i) all amounts due and payable under Section 4 above up to and including the date of termination, (ii) all unpaid amounts under Section 5(b)(ii) and 5(b)(iv) and the continued provision of benefits under Section 5(b)(iii) as provided therein, (iii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, and (iv) the vesting and/or exercisability of such number of Executive’s outstanding unvested Stock Awards as would have vested during the remainder of the Consulting Period, if any, shall be automatically accelerated on the date of termination. All vesting of Executive’s remaining unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to severance, benefits, and other amounts hereunder (if any) accruing after the termination of Executive’s employment by or service to the Company shall cease upon such termination. In the event of a termination of Executive’s employment by or service to the Company under this Agreement, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 5.

(e) Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Sections 5(b)(ii), (iii) and (iv) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in substantially the form attached hereto as Exhibit A. In the event Executive does not sign or revokes the Release within the sixty (60) day period following the Effective Date, Executive shall not be entitled to the aforesaid payments and benefits. The date on which Executive’s Release becomes effective and non-revocable is referred to herein as the “Release Effective Date.”

(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 5.

(g) Return of the Company’s Property. On the Effective Date, Executive shall, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company; provided that Executive shall not be required to return any such property that the Company determines is necessary for Executive’s provision of consulting services pursuant to this Agreement. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(g) prior to the receipt of any post-termination benefits described in this Agreement.

6. Confidentiality and Proprietary Rights. Executive and the Company have executed the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference. The Company shall be entitled to cease all severance payments to Executive in the event of his or his breach of this Section 6.

7. Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

8. General Provisions.

(a) Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and, in the event of Executive’s death, the payments and benefits contemplated by Sections 5(b) and 5(c) shall be paid to or made available to Executive’s estate or designated beneficiary.

(b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f) Survival. Sections 1 (“Definitions”), 5 (“Termination and Severance”), 6 (“Confidentiality and Proprietary Rights”), 7 (“Agreement to Arbitrate”) and 8 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by or service to the Company.

(g) Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including, without limitation, that certain Change in Control Severance Agreement dated November 15, 2007, between the Company and Executive, and that certain offer letter dated March 20, 2006, between the Company and Executive. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h) Code Section 409A Exempt. The compensation and benefits payable under this Agreement, including without limitation the severance benefits described in Section 5, are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company and Executive determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Executive deem necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) Taxes. All compensation payable to Executive hereunder shall be subject to applicable tax withholding. In the event Executive is a consultant to the Company, Executive shall be solely responsible for taxes required to be paid with respect to his performance of services and the receipt of consideration under this Agreement, including, without limitation, United States federal, state and local income taxes, payroll taxes, social security, unemployment or disability insurance, or similar items, and Executive will indemnify Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys, relating to any obligation imposed by law on Company to pay any withholding taxes, payroll taxes, social security, unemployment or disability insurance, or similar items in connection with consideration received by Executive pursuant to this Agreement, whether such obligations are imposed by the Internal Revenue Service or any other federal, state or local governmental authority.

(K) RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THIS RIGHT AND HAS EITHER CONSULTED WITH A LAWYER OR DETERMINED NOT TO DO SO.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

PROMETHEUS LABORATORIES INC.

Dated: December 18, 2009	By:	/s/ Joseph Limber
	Name:	Joseph Limber
	Title:	President and CEO

EXECUTIVE

Dated: December 20, 2009		/s/ Henry Pan
Henry Pan

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this 4th day of January, 2010, between Henry Pan (“Executive”), and Prometheus Laboratories Inc., a California corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Employment Transition Agreement effective as of January 4, 2010 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi) Claims Executive may have to vested or earned compensation and benefits.

(b) EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

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(c) Executive acknowledges that this Release was presented to him on the date indicated above and that Executive is entitled to have twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised him that he or she is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless Executive signs this Release and the applicable revocation period has lapsed on or before the end of the sixty (60) day period following the date of Executive’s termination of employment.

2. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be

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resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

6. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	PROMETHEUS LABORATORIES INC.

/s/ Henry Pan	By:	/s/ Joseph Limber
Print Name: Henry Pan	Print Name:	Joseph Limber
	Title:	President and CEO

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EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[ATTACHED]